Exhibit 10.11

[Nanometrics letterhead]

March 1, 1995

Mr. Roger Ingalls, Jr.

Dear Roger:

I am pleased to offer you the position of U. S. Product Manager for our NanoSpec 8000 Series of AFT Systems on a regular, full-time basis.

Your responsibilities would be to spearhead the sale of this range of products, define and implement sales strategies, generate sales material, analyze and document customer requirements, support field sales and representatives, etc. In this position you would report to me.

Your base annual salary would be $80,000 plus a $400/month car allowance. In addition, you would receive a 0.2% commission on all 8000 Series sales.

I hope this offer meets with your approval and that you will decide to join Nanometrics. We anticipate that your abilities and our needs are compatible. Should you have any questions concerning our offer, please feel free to call me so that I may make the appropriate clarification.

This regular position offered to you is available immediately. All exempt employees are reviewed before completion of their 90-day introductory period. This offer is conditional upon your execution of the Nanometrics patent agreement and satisfactory proof of your identity and authorization to work in the U.S. Your continued employment is conditioned upon your maintaining authorization to work.

To indicate your acceptance of this offer, please sign this letter in the space provided, and return the signed copy to my attention as soon as possible. The original is for your personnel file here at Nanometrics; the copy is for your own files.

Sincerely,

/s/ Robert Buchanan
Robert Buchanan
Director, Marketing & U.S. Sales

I understand that employment by Nanometrics is not for any fixed period of time and that I may resign any time for any reason or Nanometrics may terminate my employment at any time for any reason in the absence of a specific written agreement to the contrary.

I accept this offer of employment, with Attachments # 1 & # 2.

Roger Ingalls, Jr.	3/7/95
Signature	Date

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